EXHIBIT 21.1

SUBSIDIARIES OF DELTA AIR LINES, INC.

AS OF DECEMBER 31, 2007

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION OR ORGANIZATION
Aero Assurance Ltd.	Vermont
ASA Holdings, Inc.	Georgia
Comair Holdings, LLC	Delaware
Comair, Inc.	Ohio
Comair Services, Inc.	Kentucky
Crown Rooms, Inc.	New York
DAL Global Services, LLC	Delaware
DAL Moscow, Inc.	Delaware
Delta AirElite Business Jets, Inc.	Kentucky
Delta Air Lines, Inc. and Pan American World Airways, Inc.—Unterstutzungskasse GMBH	Germany
Delta Air Lines Dublin Limited	Ireland
Delta Air Lines Private Limited	India
Delta Benefits Management, Inc.	Delaware
Delta Connection Academy, Inc.	Florida
Delta Loyalty Management Services, LLC	Delaware
Delta Technology, LLC	Georgia
Epsilon Trading, LLC	Delaware
Kappa Capital Management, Inc.	Delaware
New Sky, Ltd.	Bermuda

None of Delta’s subsidiaries do business under any names other than their corporate names, with the following exceptions:

•	Delta Technology, LLC conducts business as Delta Air Lines Technology, LLC in the following states: Alaska, Arizona, Oklahoma and Virginia.

•	Comair, Inc. conducts business as Comair South, Inc. in the following states: Florida and Alabama.